UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2012
Date of Report (Date of earliest event reported)

GREENLITE VENTURES INC.
(Exact name of registrant as specified in its charter)

N/A
(Former name or former address if changed since last report)

NEVADA	000-51773	91-2170874
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Suite 201, 810 Peace Portal Drive
Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 318-3028
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01           REGULATION FD DISCLOSURE

The following information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. By furnishing this information, Greenlite makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Revised Letter of Intent to Acquire 66.67% of Advantag

On September 10, 2012, Greenlite Ventures Inc. (“Greenlite”) entered into a revised letter of intent for the acquisition of 66.67% of Advantag AG, a German based company which is engaged in the business of marketing and trading carbon credits and is a member of a number of European carbon exchanges, including the Carbon Trade Exchange London / Melbourne (a leading exchange for sale of voluntary credits), the Green Market Exchange of the Bavarian Exchange in Munich, Climex in the Netherlands and the KBB Bratislava. The acquisition of control of Advantag will assist Greenlite in marketing of the carbon offsets generated by the United Nature projects and will allow Greenlite to achieve its longer term plan to join carbon exchanges and market other forms of carbon credits.

Under the terms of the Revised Letter of Intent, Greenlite will acquire 66.67% of the shares of Advantag by issuing to Raik Oliver Heinzelmann, the principal shareholder of Advantag (the “Principal Shareholder”) such number of shares of Greenlite as shall be equal to 65% of the number of Greenlite’s outstanding shares resulting in a reverse takeover of Greenlite.

Advantag reported gross carbon credit sales of approximately EUR 2,400,000 (approximately USD$ 3,070,000) for the year ended December 31, 2011 and has gross sales of approximately EUR 1,256,000 (approximately USD$ 1,600,000) for the six months ended June 30, 2012.

Closing will be subject to satisfactory due diligence by Greenlite, preparation of U.S. GAAP financials of Advantag, and the entry into a formal agreement by no later than December 31, 2012. In addition, it will be subject to Greenlite having cash of not less than $500,000, no significant liabilities at closing and the Principal Shareholder being satisfied that the market for Greenlite’s common shares has the strength and liquidity necessary to advance its business.

At closing, the Principal Shareholder will assume management of Greenlite and a majority of directors of Greenlite will be directors nominated by the Principal Shareholder.

There is no assurance that the parties will reach a formal agreement for the proposed reverse takeover or that the takeover will be completed. There are no assurances that the business combination with Advantag will result in sales or increased sales of carbon offsets by Greenlite.

Carbon Offsets Marketing Website

Greenlite Ventures Inc. (“Greenlite”) announced that it has made a number of strategic changes to its carbon offsets marketing website at www.greenlitecarboncredits.com. The changes have been made in order to boost response to Greenlite’s product offerings. The most important change is the reduction of price for carbon offsets. The pricing structure is now $12.50 for one month of carbon offsets, $35.00 for three months and $120 for a full year of carbon offsets. For the one month product, this represents a reduction of in excess of 16%. In addition, carbon offsets can now be purchased using major credit cards. The changes are part of an ongoing strategy to kick-start interest in the Company’s carbon offsets products. Other strategies under consideration and subject to financing include an advertising campaign to drive purchasers to the site and create awareness of Greenlite and its products.

Copies of the news releases disclosing the above are attached as an exhibit to this Current Report on Form 8-K.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Number	Description of Exhibit
99.1	Letter of Intent dated September 10, 2012 between the Company and Raik Oliver Heinzelmann.
99.2	News Release titled “Greenlite Announces Changes to Carbon Offsets Marketing Website”.
99.3	News Release titled “Greenlite Announces Revised Letter Of Intent For Acquisition Of 66.67 % Of German-Based Member Of Carbon Credit Exchanges”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLITE VENTURES INC.

Date: September 10, 2012	By:	/s/ Howard Thomson

HOWARD THOMSON
President and Chief Executive Officer